Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts

Investors: Peter Vozzo, 301-398-4358 or John Filler, 301-398-4086

Media: Jamie Lacey, 301-398-4035

http://www.medimmune.com

MEDIMMUNE REPORTS 2005 THIRD QUARTER AND

NINE-MONTH FINANCIAL RESULTS

Recent Highlights

• 2005 nine-month financial highlights:
- Total revenue increased 11 percent to $752 million
- Worldwide Synagis® sales increased 16 percent to $624 million
- Net earnings grew to $6 million, or $0.02 per diluted share
• Bought out Abbott’s U.S. Synagis co-promotion rights following 2005-2006 RSV season
• CAIV-T, the refrigerator-stable formulation of FluMist®, submitted to FDA for approval
• Phase 2 anti-Staphylococcal antibody program in-licensed from GlaxoSmithKline
• Pipeline expanded through acquisition of Cellective Therapeutics, new collaborations with VasGene Therapeutics and Avidia, and in-licensing of technology from Georgetown University
• Collaboration with NIH formalized to develop pandemic influenza vaccines
• IND submitted for antibody targeting interferon-alpha as a potential lupus treatment
• Repurchased $106 million of common stock in the first nine months of 2005

GAITHERSBURG, MD, October 20, 2005 – MedImmune, Inc. (Nasdaq: MEDI) announced today that for the 2005 third quarter, total revenue increased to $154 million from $93 million in the 2004 third quarter. Revenue growth in the 2005 third quarter was primarily driven by a 66-percent increase of worldwide sales of Synagis (palivizumab) to $101 million, from $61 million in the 2004 third quarter. Sales of Synagis in the U.S. for the 2005 third quarter were $43 million versus $42 million in the 2004 quarter while international sales of Synagis to Abbott in the 2005 quarter were $58 million versus $19 million in the 2004 quarter. Changes in sales of Synagis in the third quarter primarily reflect fluctuations in stocking patterns by distributors and wholesalers in advance of the respiratory syncytial virus (RSV) season. Worldwide sales of Ethyol® (amifostine) in the 2005 third quarter increased 15 percent to $25 million from $21 million in the 2004 quarter. Sales of FluMist® (influenza virus vaccine live, intranasal) and CytoGam® (cytomegalovirus immune globulin intravenous (human)) were $10 million each for the 2005 third quarter. In the 2004 third quarter, sales of CytoGam were $11 million, while last season’s shipments of FluMist did not begin until the fourth quarter.

Total revenue for the first nine months of 2005 grew 11 percent to $752 million from $675 million in the first nine months of 2004. The growth in revenues is primarily due to a 16-percent increase in worldwide sales of Synagis in 2005 to $624 million from $539 million in the 2004 period. Sales of Synagis in the U.S. in the 2005 period increased 11 percent to $526 million from $472 million in the 2004 period.

International sales of Synagis to Abbott grew 46 percent in the first nine months of 2005 to $98 million from $67 million in the first nine months of 2004. Worldwide sales of Ethyol and CytoGam in the first nine months of 2005 were $70 million and $32 million, respectively, compared to $71 million and $28 million, respectively, in the first nine months of 2004. Sales of FluMist in the first nine months of 2005 totaled $13 million compared to $27 million in the 2004 period. FluMist sales recorded in the first nine months of 2004 were from sales recognized in the first and second quarters of 2004 for vaccine distributed for the 2003-2004 flu season.

“In the first nine months of 2005, we have made substantial progress toward achieving our long term objectives,” stated David M. Mott, president and chief executive officer. “Buying out Abbott’s U.S. Synagis co-promotion rights, increasing our financial participation in the ex-U.S. markets through our expanded distribution agreement with Abbott outside the U.S. and amending our HPV vaccine license agreement with GlaxoSmithKline to enable the cross-licensing of Merck together have the potential to drive our financial growth over the next several years. The maturation of our late stage R&D pipeline and the substantial expansion of our overall R&D portfolio promise to drive longer term growth. And the investments we are making in building the leadership team, the facilities and the systems ensure that we are building the business on a strong foundation.”

In connection with the dissolution in last year’s second quarter of MedImmune’s relationship with Wyeth for the development and marketing of the company’s influenza vaccine technology, certain charges impacted results for 2004 and 2005. In the discussion below, MedImmune has provided the overall results for both the third quarter and nine months ended September 30 with and without the impact of these charges, as well as a reconciliation in the accompanying schedules so that the underlying trends in the operations of the business can be more readily identified.

Additional Results for the 2005 Third Quarter

For the third quarter of 2005, MedImmune reported a net loss of $64 million, or $0.26 per share, compared to a net loss of $65 million, or $0.26 per share, for the third quarter of 2004. Excluding the charges associated with the termination of the Wyeth agreements, the net loss for the 2005 third quarter was $61 million, or $0.25 per share, compared to $55 million, or $0.22 per share, in the 2004 quarter. MedImmune’s quarterly results are heavily impacted by the seasonal use of two of its four marketed products, Synagis and FluMist, both of which are used to help prevent serious respiratory viruses that most commonly occur in the fall and winter months.

Gross margins on product sales were 67 percent in the 2005 quarter and 56 percent in the 2004 quarter. Excluding the impact of FluMist, gross margins were 72 percent in the 2005 third quarter and 69 percent in the 2004 second quarter, primarily reflecting the favorable impact of higher international sales of Synagis during the 2005 third quarter, as well as a $4.9 million recoupment of past royalty overpayments that was recognized as a reduction to cost of sales during the 2005 third quarter. Gross margins for FluMist reduced overall gross margins by five percentage points in the 2005 quarter and 13 percentage points in the 2004 third quarter. The lower negative impact of FluMist on gross margins for the 2005 third quarter was due primarily to reduced production costs and the anticipated ability to utilize certain semi-finished inventory components for the next production season.

Research and development (R&D) expenses increased to $119 million in the 2005 quarter from $73 million in the 2004 quarter. The growth in R&D expenses is primarily due to a higher level of activity from new and ongoing collaboration agreements, preclinical research and process development activities and clinical trials for product candidates, including Numax and CAIV-T. Included in the 2005 quarter were upfront fees and milestones payments under licensing agreements and research collaborations totaling $36 million, including collaborations with GlaxoSmithKline for the anti-Staphylococcal antibody collaboration and VasGene Therapeutics for the EphB4 and EphrinB2, as compared to upfront fees and milestones payments of approximately $1 million in the prior year quarter.

Selling, general and administrative (SG&A) costs increased to $81 million in the 2005 third quarter from $68 million in the 2004 quarter. The increase is due primarily to the 2005 expansion of the pediatric commercial organization, new marketing and medical education programs related to Synagis and FluMist, and amortization expense of $3.9 million associated with the intangible asset that was recorded during the 2005 third quarter as a result of reacquiring full promotion rights for Synagis in the U.S., effective July 2006.

The effective tax rate used to calculate the benefit for income taxes associated with the 2005 third quarter pretax loss was 29 percent compared to 37 percent in the 2004 period. During the quarter, the company made a correction to the prior accounting for the reversal of approximately $5 million of valuation allowances associated with the utilization of certain acquired income tax carryforwards. The correction was comprised of relatively small amounts related to reporting periods dating back to the acquisition of Aviron in January 2002. The correction reduced the amount of benefit available from income taxes in the quarter on the income statement and also reduced goodwill on the balance sheet, both by approximately $5 million.

Additional Results for Nine-Month Period Ended September 30, 2005

For the first nine months of 2005, MedImmune reported net income of $6 million, or $0.02 per diluted share, compared to net loss of $54 million, or $0.22 per share in the first nine months of 2004. Excluding the charges associated with the termination of the Wyeth agreements, MedImmune’s net earnings in the first nine months of 2005 were $10 million, or $0.04 per diluted share, compared to $27 million or $0.11 per diluted share in the 2004 period.

Gross margins on product sales for the 2005 nine-month period were 73 percent compared to 65 percent for the corresponding 2004 period. Excluding the impact of FluMist, gross margins were 75 percent and 74 percent in the first nine months of 2005 and 2004 respectively. Gross margins for FluMist reduced overall gross margins by two percentage points for the 2005 nine-month period and by nine percentage points for the 2004 nine-month period. The lower negative impact of FluMist on gross margins for the 2005 nine-month period was due primarily to lower manufacturing cost estimates for the 2005-2006 influenza season and the ability to utilize certain semi-finished inventory components for the next production season.

R&D expenses for the first nine months of 2005 were $266 million versus $179 million in the 2004 period. The increase in R&D expenses is due to new and ongoing collaboration activities, preclinical research and process development activities and clinical trials for product candidates, including Numax and CAIV-T. Included in the 2005 nine-month period were upfront and milestone payments totaling approximately $42 million, compared to $4 million in the prior year period. MedImmune’s R&D expenditures in the first nine months of 2005 were 36 percent of product sales versus 27 percent in the comparable 2004 period, reflecting the continuing investment to bring new products to market as part of the company’s long-range plan.

SG&A expenses in the 2005 nine-month period increased to $300 million from $250 million in the 2004 nine-month period, due primarily to additional costs associated with expanding the pediatric sales organization, increased co-promotion expenses related to sales of Synagis in the U.S. and amortization expense of $3.9 million associated with the intangible asset that was recorded during the 2005 third quarter as a result of reacquiring full promotion rights for Synagis in the U.S., effective July 2006.

The effective tax rate used to calculate income tax expense for the 2005 nine-month period was 65 percent compared to the effective rate of 34 percent used to calculate the benefit from income taxes in the 2004 period. The correction to the prior accounting for reversal of the valuation allowances discussed above increased income tax expense, which also had the impact of increasing the effective tax rate for the nine-month period.

Cash and marketable securities at September 30, 2005 were $1.4 billion as compared to $1.7 billion at December 31, 2004. The decrease is primarily due to payments related to the amended Abbott agreement, upfront fees and milestone payments related to collaborations and licensing agreements, and repurchases of approximately four million shares of our common stock at a total cost of $106 million.

Looking Ahead in 2005

On February 3, 2005, MedImmune provided its overall financial guidance for 2005. On August 31, the company reduced its earnings-per-share guidance by $0.10 to $0.11 to a range of $0.24 to $0.30 based upon the revised co-promotion agreement with Abbott that had the impact in 2005 of primarily increasing selling, general and administrative costs. On September 14, 2005, the company further updated its earnings-per-share guidance with the acquisition of Cellective Therapeutics. This transaction, which closed on October 14, will result in a one-time nondeductible in-process research and development (IPR&D) charge in the fourth quarter that is expected to reduce the company’s 2005 diluted earnings-per-share by approximately $0.20 to a range of $0.04 to $0.10. The effective tax rate for the year is expected to be approximately 94 percent. Were we to exclude the impact of the nondeductible IPR&D charge for Cellective, the effective rate would be approximately 43 percent. Today, MedImmune is reconfirming the guidance given in February 2005 for revenues, gross margin and R&D expenses, and reconfirms the revised guidance given in September 2005 for earnings per share. The company’s guidance is provided as a convenience to investors. Guidance and objectives provided by the company are forward-looking statements and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. For a discussion of the risks associated with these projections, see the Disclosure Notice below.

Conference Call & Webcast

MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday, October 20, 2005 at 8:00 a.m. eastern time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via the MedImmune website until October 27, 2005. An audio replay of the webcast will be available beginning at 10:00 a.m. eastern time on October 20, 2005 and ending at midnight October 27, 2005 by calling (888) 286-8010. The passcode for the audio replay is 91740140.

About MedImmune, Inc.

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious disease, cancer and inflammatory diseases. With more than 2,000 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website.

DISCLOSURE NOTICE: This announcement contains historical financial information as of and for the three-month and nine-month periods ended September 30, 2005 and September 30, 2004 that is unaudited and certain audited balance sheet information as of December 31, 2004. MedImmune assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation.

This announcement also contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties and are present in the section captioned “Looking Ahead in 2005,” as well as other sections containing statements with words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects for reasons set forth in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2004, its subsequent quarterly reports on Form 10-Q, its current reports on Form 8-K filed for events occurring in 2005 and other public disclosures and filings with the U.S. Securities and Exchange Commission. Consequently, actual results may differ materially from those projected in the forward-looking statements.

MedImmune is also developing several products for potential future marketing and the overall success of these development efforts is important for the company’s long-term prospects. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance is received, such products will ultimately achieve commercial success.

This press release, including the reconciliation of certain data presented in this release to their most comparable GAAP measures, can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

- Tables Follow -

MedImmune, Inc.

Consolidated Statements of Operations (Unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Product sales	$146.0	$92.3	$739.4	$666.2
Other revenue	7.6	0.4	12.5	9.1
	153.6	92.7	751.9	675.3
Costs and expenses:
Cost of sales	48.7	40.4	196.5	235.9
Research and development	118.6	72.6	265.8	179.5
Selling, general and administrative (1)	81.1	67.9	299.5	249.7
Other operating expenses	3.8	2.4	9.3	6.3
Impairment of intangible asset	-	-	-	73.0
Acquired in-process research and development (IPR&D)	4.7	3.8	4.7	28.5
Technology transfer and transition expenses	0.5	12.0	1.9	23.5
	257.4	199.1	777.7	796.4

Interest income, net	12.8	15.3	43.2	43.7
Gain (loss) on investment activities	0.4	(12.0)	(0.5)	(4.7)

Earnings (loss) before income taxes	(90.6)	(103.1)	16.9	(82.1)
Provision (benefit) for income taxes	(26.5)	(38.1)	11.1	(27.8)
Net earnings (loss)	$(64.1)	$(65.0)	$5.8	$(54.3)

Basic earnings (loss) per share	$(0.26)	$(0.26)	$0.02	$(0.22)

Shares used in computing basic earnings (loss) per share	245.9	248.9	247.1	248.6

Diluted earnings (loss) per share (2)	$(0.26)	$(0.26)	$0.02	$(0.22)

Shares used in computing diluted earnings (loss) per share (2)	245.9	248.9	249.4	248.6

(1)

In August 2005, the Company amended its co-promotion agreement with Abbott Laboratories (“Abbott”) for sales of Synagis® in the United States. In connection with this transaction, the Company recorded an intangible asset of $360.4 million which represents the fair value of the exclusive promotion rights, determined as the aggregate value of the probable additional payments to be made as a result of the amended terms of the agreement in excess of the value of the co-promotion services to be rendered, as determined under the previous agreement. Amortization expense of $3.9 million was recognized during the third quarter of 2005, and is included in selling, general & administrative expense in the consolidated statement of operations.

(2)

In accordance with EITF No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share," which became effective during the fourth quarter of 2004, the company's 1% Convertible Senior Notes, which represent 7.3 million potential shares of common stock, are now included in diluted earnings per share using the if-converted method, regardless of whether the market price trigger has been met, unless the effect is anti-dilutive. For all periods presented, the 1% Convertible Senior Notes were excluded from dilutive earnings per share as they were anti-dilutive.

MedImmune, Inc.

Consolidated Statements of Operations (Unaudited)

(in millions, except per share data)

Presented in the following table is a reconciliation of reported net earnings (loss) under GAAP to net earnings (loss) excluding items related to the termination of the Wyeth collaboration for FluMist during 2004. The transition activities associated with Wyeth’s exit from the collaboration are substantially complete. MedImmune's management excludes the impact of the charges associated with the termination of the Wyeth collaboration when evaluating the company's ongoing performance, and provides the following reconciliation to aid investors in their understanding of underlying performance trends.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Item:
Net earnings (loss), as reported (1)	$(64.1)	$(65.0)	$5.8	$(54.3)
Impairment of intangible asset (2)	-	-	-	73.0
Acquired in-process research and development (3)	4.7	3.8	4.7	28.5
Technology transfer and transition expenses (4)	0.5	12.0	1.9	23.5
Income taxes (5)	(1.9)	(5.9)	(2.4)	(43.8)
Net earnings (loss), as adjusted	$(60.8)	$(55.1)	$10.0	$26.9

Basic earnings (loss) per share, as reported	(0.26)	(0.26)	0.02	(0.22)
Diluted earnings (loss) per share, as reported	(0.26)	(0.26)	0.02	(0.22)
Basic earnings (loss) per share, as adjusted	(0.25)	(0.22)	0.04	0.11
Diluted earnings (loss) per share, as adjusted (6)	(0.25)	(0.22)	0.04	0.11

Shares used to compute earnings (loss) per share:
Basic, as reported	245.9	248.9	247.1	248.6
Diluted, as reported	245.9	248.9	249.4	248.6

Basic, as adjusted	245.9	248.9	247.1	248.6
Diluted, as adjusted	245.9	248.9	249.4	251.1

(1)	Prepared in accordance with accounting principles generally accepted in the United States (GAAP).
(2)

Represents the addback of the noncash impairment charge associated with the termination of our collaboration with Wyeth for the unamortized portion of the intangible asset initially recorded upon our acquisition of MedImmune Vaccines, Inc.

(3)	Represents the addback of the portion of the amounts paid to Wyeth for the reacquisition of the influenza vaccines franchise that was allocated to in-process research and development (IPR&D).
(4)

Represents the addback of the payments for certain transition activities, largely comprised of amounts paid to Wyeth for the manufacture of CAIV-T clinical trial materials, transition of clinical trial data, and transfer of manufacturing technology knowledge.

(5)	Represents the adjustment to income taxes associated with the impairment of intangible asset, IPR&D and the technology transfer and transition charges.
(6)	The convertible notes were anti-dilutive for all periods presented.

MedImmune, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30,	December 31,
	2005	2004
	(unaudited)
Assets:
Cash and marketable securities	$1,419.4	$1,706.1
Trade and contract receivables, net	141.5	206.6
Inventory, net	91.7	64.1
Deferred taxes, net	179.0	177.9
Property and equipment, net	354.8	310.9
Goodwill and intangible assets, net (1)	383.0	37.9
Other assets	65.3	60.9
	$2,634.7	$2,564.4

Liabilities and shareholders' equity:
Accounts payable	$64.8	$15.1
Accrued expenses	143.4	337.3
Other liabilities (1)	331.0	30.3
Debt	506.4	507.1
Shareholders' equity	1,589.1	1,674.6
	$2,634.7	$2,564.4

Common shares outstanding	245.7	248.5

(1)

In August 2005, the Company amended its co-promotion agreement with Abbott for sales of Synagis® in the United States. In connection with this transaction, the Company recorded an intangible asset of $360.4 million which represents the fair value of the exclusive promotion rights, determined as the aggregate value of the probable additional payments to be made as a result of the amended terms of the agreement in excess of the value of the co-promotion services to be rendered, as determined under the previous agreement. In addition, certain of the additional payments under the agreement totaling $290.4 million that the Company deems probable have been aggregated and recorded as liabilities in the consolidated balance sheet.

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